EXHIBIT 99.2


[LOGO]
INSIGNIA(R) SYSTEMS, INC.


FOR IMMEDIATE RELEASE                Contact:     Tom Wilkolak
                                                  EVP, Sales & Marketing
                                                  (763) 392-6200; (888) 474-7677
                                                  tomw@insigniapops.com


                   INSIGNIA SYSTEMS, INC. ACQUIRES VALUSTIX(R)


MINNEAPOLIS - DECEMBER 23, 2002 - Insignia Systems, Inc. (Nasdaq: ISIG) announced today that it has acquired all of the assets comprising the ValuStix(R) business from Paul A. Richards, Inc., a New York company, for $3,000,000 in cash, plus a five-year royalty based on annual net sales over a threshold amount. ValuStix is a proprietary system for attaching coupons and other promotional materials to products sold at grocery stores and other retail locations. The ValuStix acquisition allows Insignia to expand the offerings in its Point-Of-Purchase Services (POPS) division.

Insignia President and CEO Scott Drill said, "We are very excited about the ValuStix acquisition. ValuStix provides Insignia with a unique entrance into the extensive market for in-store couponing and other information-delivery products. In addition, it brings real synergies to our existing POPS shelf sign business."

Insignia's Point-Of-Purchase Services (POPS) division provides the Insignia POPSign(TM) and ValuStix programs. POPSign is a fully featured, shelf-edge sign, that delivers a complete "call to action" at the point-of-purchase, while building store and brand equity. POPSigns allow manufacturers to deliver product-specific promotional messages quickly and accurately - in designs and formats that have been pre-approved and supported by participating retailers. ValuStix is a proprietary system that allows retailers and manufacturers to attach coupons and other promotional materials to products that are sold in grocery stores and other retail locations.

                                    - more -


     Insignia Systems, Inc. o 5025 Cheshire Lane North o Plymouth, MN 55446
                    o Phone 763-392-6200 o Fax 763-392-6222
        http://www.insigniasystems.com o email: info@insigniasystems.com


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                                                                    EXHIBIT 99.2


December 23, 2002       INSIGNIA SYSTEMS, INC. ACQUIRES VALUSTIX          Page 2


This press release, as it relates to expectations regarding future sales and profitability, contains forward-looking statements regarding future performance of the Company. The Company's actual results could differ materially from these forward-looking statements as a result of a number of factors, including (i) risks and uncertainty in the market for in-store signage, (ii) reliance on licensed proprietary rights, and (iii) the Company's ability to continue to enhance its current products and develop new products that keep pace with technological developments and evolving industry standards. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

Insignia Systems, Inc. is an innovative developer and marketer of in-store promotional products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 12,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway, Shaw's Supermarkets and Rite Aid. Through the nationwide POPS network, over 160 major consumer goods manufacturers, including General Mills, Hormel Foods, Kellogg Company, Nestle, Pfizer, Procter & Gamble, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.


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